SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))


                           NEOMEDIA TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)


                           NEOMEDIA TECHNOLOGIES, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                          NEOMEDIA TECHNOLOGIES, INC.
                         2201 Second Street, Suite 600
                           Fort Myers, Florida 33901

                               ----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 17, 1997
                               ----------------

To Our Stockholders:

     The 1997 annual meeting of the stockholders of NeoMedia Technologies, Inc. will be held at The Radisson Hotel Lisle-Naperville, 3000 Warrenville Road, Lisle, Illinois 60532, on Thursday, July 17, 1997, beginning at 9:30 a.m., Central Daylight Savings Time, for the following purposes:

   1. To elect eight directors to hold office during the year following the annual meeting or until their successors are elected (Item No.1 on proxy card);

   2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Corporation for the year ending December 31, 1997 (Item No. 2 on proxy card); and

   3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The close of business on May 30, 1997 has been fixed as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ WILLIAM E. FRITZ
                                        --------------------------
                                        William E. Fritz
                                        SECRETARY

June 13, 1997
Fort Myers, Florida

                             YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT AS MANY SHARES AS POSSIBLE BE REPRESENTED AT THE ANNUAL MEETING. PLEASE DATE, SIGN, AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT HAS BEEN VOTED.

                              PROXY STATEMENT FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                          NEOMEDIA TECHNOLOGIES, INC.
                          TO BE HELD ON JULY 17, 1997

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ------
General  ...............................................................      1

Proposal One-Election of Directors  ....................................      2
 Information Concerning Nominees .......................................      2
 Recommendation of the Board of Directors ..............................      4
 Stock Ownership of Directors and Executive Officers and Others   ......      4
 Executive Officers Other Than Nominees   ..............................      5
 Committees of the Board of Directors  .................................      6
 Compensation of Directors .............................................      6

Proposal Two-Ratification of Appointment of Independent Auditors  ......      6

Executive Compensation  ................................................      7
 Summary Compensation Table   ..........................................      7
 Incentive Plan for Management   .......................................      7
 Option/Warrant Grants in 1996   .......................................      8
 Aggregate Option/SAR Exercises in Last Fiscal Year and
 Fiscal Year-End Option/SAR Values  ....................................      8
 Employment Agreements  ................................................      9
 Related Party Transactions   ..........................................     10
 Section 16(a) Beneficial Ownership Reporting Compliance ...............     12

Stockholder Proposals for the 1998 Annual Meeting of Stockholders ......     13

Other Matters to be Acted Upon at the Annual Meeting of Stockholders ...     13

                          NEOMEDIA TECHNOLOGIES, INC.
                         2201 Second Street, Suite 600
                           Fort Myers, Florida 33901

                               ----------------
                                PROXY STATEMENT
                               ----------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD AT 9:30 A.M., JULY 17, 1997

                                    GENERAL

     SOLICITATION OF PROXIES. This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Stockholders Meeting (the "Annual Meeting") of NeoMedia Technologies, Inc. ("NeoMedia"), a Delaware corporation, to be held at The Radisson Hotel Lisle-Naperville, 3000 Warrenville Road, Lisle, Illinois 60532, on Thursday, July 17, 1997, beginning at 9:30 a.m., and at any postponements or adjournments thereof, for the purposes set forth herein. The principal executive offices of NeoMedia are located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. This proxy statement, the enclosed proxy and a copy of NeoMedia's Annual Report to Stockholders for the fiscal year ended December 31, 1996, are first being mailed on or about June 13, 1997, to stockholders of record.

     The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of NeoMedia.

     COSTS OF SOLICITATION. The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by NeoMedia. NeoMedia does not intend to solicit proxies otherwise than by use of the mail, but certain officers, directors and employees of NeoMedia, without additional compensation, may use their personal efforts, by telephone or otherwise, to solicit proxies.

     STOCKHOLDERS ENTITLED TO VOTE AND OUTSTANDING VOTING SHARES. Only stockholders of record at the close of business on May 30, 1997 are entitled to notice of the Annual Meeting and to vote the shares of common stock of NeoMedia held by them on that date at the Annual Meeting or any postponements or adjournments thereof. Each outstanding share is entitled to one vote on each matter to be voted upon. As of May 30, 1997, there were 5,376,096 shares of NeoMedia's common stock issued and outstanding.

     QUORUM AND VOTE REQUIRED FOR APPROVAL. One-third of the outstanding shares are required to be present in person or by proxy at the Annual Meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and to ratify the appointment of auditors. Votes may be cast by a stockholder in favor of the nominees or withheld. Votes may be cast by a stockholder in favor of or against the ratification of appointment of independent auditors or a stockholder may elect to abstain. Abstentions and withheld votes will be counted for purposes of determining if a quorum is present and will have the same effect as votes against each matter. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining a quorum, and are shares not entitled to be voted and therefore will not be counted for purposes of determining the total number of votes on any matter considered at the meeting, but they do have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

     VOTING AND REVOKING YOUR PROXY. A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by giving the Secretary of NeoMedia written notice of revocation by submitting a later-dated proxy or by attending the Annual Meeting in person and requesting that the powers of the holders of such person's proxy be suspended. Without such request, a proxy previously granted will not be revoked. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, properly executed proxies received prior to being voted will be voted "FOR" the nominees for directors contained in these proxy materials and "FOR" the appointment of Coopers & Lybrand L.L.P. as NeoMedia's auditors.

                       PROPOSAL ONE-ELECTION OF DIRECTORS

     The annual election of NeoMedia's Board of Directors will take place at the Annual Meeting. The Board proposes that each of the nominees described below be elected to the Board. Each of the eight nominees, if elected, will serve on the Board until their successors have been duly elected and qualified. Except for Mr. Hosch, all of the nominees are currently serving as directors of NeoMedia. If, for any reason, a nominee is unable to serve, the Board may designate a substitute nominee and, if this occurs, the persons named in the enclosed proxy may vote proxies that would otherwise be voted for all the named nominees for the election of such substitute nominee or nominees. The Board has no reason to believe that any of the nominees named below will be unable to serve.

                        INFORMATION CONCERNING NOMINEES

     The following is information concerning nominees for election as directors of NeoMedia. Seven of such persons are presently directors of NeoMedia.

     CHARLES W. FRITZ, age 40, is a founder of NeoMedia and has served as its President and a Director since its inception, and as Chief Executive Officer and Chairman of the Board of Directors since August 6, 1996. Mr. Fritz is a member of the Compensation Committee. Prior to founding NeoMedia, Mr. Fritz was an Account Executive with IBM Corporation from 1986 to 1988, Director of Marketing and Strategic Alliances for the Information Consulting Group from 1988-1989, and a Consultant for McKinsey & Company. Mr. Fritz holds an M.B.A. from Rollins College and a B.A. in finance from the University of Florida. Mr. Fritz is the son of William E. Fritz, a Director of NeoMedia, and its Secretary.

     WILLIAM E. FRITZ, age 66, is a founder of NeoMedia and has served as Secretary and Director since its inception. He also served as Treasurer of NeoMedia from its inception until May 1, 1996. Mr. Fritz, who has over thirty-two years in establishing and operating privately owned companies, currently is, and for at least the past ten years has been, an officer and either the sole stockholder or a majority stockholder, of G.T. Enterprises, Inc. (formerly Gen-Tech, Inc.), D.M., Inc. (formerly Dev-
Mark, Inc.) and EDSCO, three railroad freight car equipment manufacturing companies. Mr. Fritz holds a B.S.M.E. and a Bachelor of Naval Science degree from the University of Wisconsin. Mr. Fritz is the father of Charles W. Fritz, NeoMedia's President, Chief Executive Officer and Chairman of the Board.

     CHARLES T. JENSEN, age 53, has been Chief Financial Officer, Treasurer and Vice President of NeoMedia since May 1, 1996. He has been a Director since August 6, 1996. Mr. Jensen is a member of the Compensation Committee. Prior to joining NeoMedia in November, 1995, Mr. Jensen, who has over 27 years of audit, finance and business experience, including audit experience with Price Waterhouse & Co., was Chief Financial Officer of Jack M. Berry, Inc., a Florida corporation which grows and processes citrus products from December, 1994 to October, 1995, and of Viking Range Corporation, a Mississippi corporation, a manufacturer of gas ranges from November, 1993 to December, 1994. From December,

1992 to February, 1994, Mr. Jensen was Treasurer of Lin Jensen, Inc., a Virginia corporation specializing in ladies clothing and accessories. Prior to that, from January, 1982 to March, 1993, Mr. Jensen was Controller and Vice-President of Finance of The Pinkerton Tobacco Co., a tobacco manufacturer. Mr. Jensen holds a B.B.A. in accounting from Western Michigan University and is a Certified Public Accountant.

     ROBERT T. DURST, JR., age 44, has been Vice President of Technologies and Business Development since April 1, 1996. He has been a Director since August 6, 1996. Prior to joining NeoMedia, Mr. Durst held management positions with Symbol Technologies, Inc., Bohemia, New York, from February, 1992 to March, 1996 where, among other things, he worked extensively on two dimensional bar code technology. From March, 1986 to February, 1992, Mr. Durst was employed as a Technical Director by Pitney Bowes, Inc., Stamford, Connecticut. Mr. Durst holds an M.A. in Cognitive Psychology from the University of Illinois and a B.A. from Allegheny College.

     A. HAYES BARCLAY, age 66, has been a Director of NeoMedia since August 6, 1996, and is a member of the Stock Option Committee. Mr. Barclay has practiced law for approximately 33 years and since 1985, has been an officer, owner and employee of the law firm of Barclay & Damisch, Ltd. and its predecessor, with offices in Chicago, Wheaton and Arlington Heights, Illinois. Mr. Barclay holds a B.A. degree from Wheaton College, a B.S. from the University of Illinois and a J.D. from the Illinois Institute of Technology-Chicago Kent College of Law.

     JAMES J. KEIL, age 69, has been a Director of NeoMedia since August 6, 1996. Mr. Keil is a member of the Compensation Committee and of the Stock Option Committee. He is founder and president of Keil & Keil Associates, a business and marketing consulting firm located in Washington, D.C., specializing in marketing, sales, and document technology projects. Prior to forming Keil & Keil Associates in 1990, Mr. Keil worked for approximately 38 years at IBM Corporation and Xerox Corporation in various marketing and sales positions. From 1989-1995, Mr. Keil was on the Board of Directors of Elixir Technologies Corporation (a non-public corporation), and from 1990-1992 was the Chairman of its Board of Directors. From 1992-1996, Mr. Keil served on the Board of Directors of Document Sciences Corporation. Mr. Keil holds a B.S. degree from the University of Dayton.

     PAUL REECE, age 60, has been a Director of NeoMedia since August 6, 1996, and is a member of the Compensation Committee. From 1987 until 1994, when he retired from Pitney Bowes, Inc., Stamford, Connecticut, Mr. Reece served at various times as its Vice-President of Operations and Technology Division, Vice-President of Technical Systems and Advanced Products and Vice-President of Corporate Engineering and Technology. Prior to joining Pitney Bowes, Inc., Mr. Reece worked for 19 years at General Electric Company in various technical, marketing and engineering positions. Mr. Reece holds a B.S., M.S. and PhD. in electronics and engineering from the University of Manchester, England.

     JAMES HOSCH, age 44, is currently the Senior Vice President of Corporate Finance with Joseph Charles & Associates, Inc., the managing underwriter of NeoMedia's initial public offering. Prior to joining Joseph Charles & Associates, Inc. in 1995, Mr. Hosch was a Senior Vice President with Cohig & Associates, a regional investment bank based in Denver, Colorado, with an expertise in the areas of syndicate and corporate finance. Prior to that, Mr. Hosch spent the majority of the past nineteen years in various aspects of real estate in Texas. He graduated from Texas A&M University in 1975 with a B.B.A. in Accounting.

     Directors are elected on an annual basis. Each director of NeoMedia holds office until the next annual meeting of the shareholders or until that director's successor has been elected and qualified. At present, NeoMedia's by-laws provide for not less than one director nor more than ten. Currently, there are seven directors. Eight individuals have been nominated for election to the Board; seven for re- election, and one for election. NeoMedia's by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers of NeoMedia are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. From November 25, 1996 (the date on which NeoMedia became a "public" company subject to the reporting requirements of the Securities Exchange Act of 1934), to December 31, 1996, NeoMedia held one directors' meeting which was attended by all directors.

     NeoMedia has agreed, for a period of four years from November 25, 1996, if so requested by Joseph Charles & Associates, Inc. ("Joseph Charles"), the representative of the several underwriters of NeoMedia's initial public offering, to nominate a designee of Joseph Charles as a director of NeoMedia. James Hosch is the designee of Joseph Charles.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF NEOMEDIA RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR.

         STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHERS

     The following table provides information concerning the beneficial ownership of common stock of NeoMedia as of May 1, 1997, (i) by each person or entity known by NeoMedia to own beneficially more than five percent of NeoMedia's common stock, (ii) by each of NeoMedia's current directors and nominees for director, (iii) by each executive officer of NeoMedia named in the Summary Compensation Table below, and (iv) by all executive officers and directors of NeoMedia as a group.

                                                       AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP(1)      PERCENT OF CLASS(1)
------------------------                              -----------------------      -------------------
Charles W. Fritz(2)(3)   .....................              1,446,569                    26.9%

Fritz Family Limited Partnership(2)(4)  ......              1,511,742                    28.1%

Chandler T. Fritz 1994 Trust(2)(5)(6)   ......                 58,489                     1.1%

Charles W. Fritz 1994 Trust(2)(5)(7) .........                 58,489                     1.1%

Debra F. Schiafone 1994 Trust(2)(5)(8)  ......                 58,489                     1.1%

Charles T. Jensen(2)(9)  .....................                 90,386                     1.7%

Robert T. Durst, Jr.(2)(9)  ..................                153,657                     2.8%

A. Hayes Barclay(10)  ........................                  1,000                       *

James J. Keil(11)  ...........................                 10,000                       *

Paul Reece(12)  ..............................                  4,000                       *

James Hosch(13) ..............................                 27,000                       *

All executive officers and directors
 as a group (8 persons)(14) ..................              3,419,821                    60.5%

----------------

  * less than one percent of issued and outstanding shares of Common Stock of NeoMedia

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within sixty days of May 1, 1997 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Options granted under NeoMedia's 1996 Stock Option Plan to Messrs. Barclay, Keil, and Reece, and warrants (the "Principal Stockholder's Warrants") granted to Charles W. Fritz are not currently exercisable or exercisable within sixty days of May 1, 1997. Accordingly, the number of shares of common stock issuable upon the exercise of any option or warrant owned by such person or entity are not included in this table. Except as indicated by footnote, to the knowledge of NeoMedia, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                       4


 (2) c/o NeoMedia Technologies, Inc.
     2201 Second Street, Suite 600
     Fort Myers, FL 33901

 (3) Mr. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act of 1933 ("Securities Act"). Shares beneficially owned (i) include 200 shares of common stock (50 shares owned by each of Mr. Fritz's four minor children for an aggregate of 200 shares),
     (ii) include 200 five-year redeemable publicly traded warrants to purchase common stock at a price of $7.375 ("Warrants") (50 Warrants owned by each of Mr. Fritz's four minor children for an aggregate of 200 Warrants), and
     (iii) do not include the Principal Stockholder's Warrants to purchase 260,000 shares of common stock at $8.85 per share exercisable after November 25, 1997.

 (4) William E. Fritz, Secretary of NeoMedia, and his wife, Edna Fritz, are the general partners of this Limited Partnership and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As Trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of NeoMedia held in each trust. Accordingly, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 1,687,209 shares (175,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, and 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership). Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act.

 (5) William E. Fritz is the Trustee of this Trust and therefore is deemed to be the beneficial owner of such shares.

 (6) Chandler T. Fritz, son of William E. Fritz, is primary beneficiary of this trust.

 (7) Charles W. Fritz, son of William E. Fritz and President and Chief Executive Officer of NeoMedia, is primary beneficiary of this trust.

 (8) Debra F. Schiafone, daughter of William E. Fritz, is primary beneficiary of this trust.

 (9) Represents options granted under NeoMedia's 1996 Stock Option Plan which are currently exercisable.

(10) c/o Barclay & Damisch Ltd.
     115 West Wesley Street
     Wheaton, IL 60187
     Does not include 1,000 shares of common stock owned by Mr. Barclay's adult child living at Mr. Barclay's home, beneficial ownership of which is disclaimed.

(11) c/o Keil & Keil Associates
     733 15th Street, N.W.
     Washington, DC 20005

(12) c/o 380 Gulf of Mexico Drive
     Long Boat Key, FL 34228
     Includes 2,000 Warrants owned by Mr. Reece

(13) Represents part of the warrants issued to Joseph Charles & Associates, Inc., the managing underwriter of NeoMedia's initial public offering, in connection with such offering. These warrants are not exercisable until November 25, 1997.

(14) Includes an aggregate of 244,043 options granted under NeoMedia's 1996 Stock Option Plan and 29,200 Warrants.

                     EXECUTIVE OFFICERS OTHER THAN NOMINEES

     DAN TRAMPEL, age 44, has been Senior Vice-President of Sales since July 3, 1996. Mr. Trampel has approximately twenty years of experience in sales, marketing, sales management and general management. Prior to joining NeoMedia, from September, 1993 to May, 1994, Mr. Trampel was Vice- President of Sales for the Great Lakes region for Hitachi Data Systems, a California based company which markets mainframe computers and peripherals to Fortune 500 companies. From July, 1991 to August, 1993, Mr. Trampel was Vice-President of Sales, Marketing and Customer Support for Data- Link Systems, Incorporated, an Indiana based company which acts as a data servicer and software development concern to large banks and mortgage servicers. From February, 1989 to January, 1991, Mr. Trampel was Vice-President of Sales for the Central Region for Network Equipment Technologies, Incorporated, a California based company which provides high-speed hardware and software to Fortune 500 companies desiring to install and operate their own private data networks. From July, 1974 to February, 1989, Mr. Trampel worked for IBM Corporation where he worked in its Data Processing Division and National Accounts Division until 1985, when he became the Branch Manager of its Midtown Branch in Chicago, Illinois. Mr. Trampel holds a B.A. in Economics and Public Administration from Drake University.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     NeoMedia's Board of Directors has an Audit Committee, Compensation Committee and a Stock Option Committee. The Board of Directors does not have a Nominating Committee, and the functions of such committee are performed by the Board of Directors.

     AUDIT COMMITTEE. NeoMedia's Board of Directors acts as the Audit Committee, which is responsible for nominating NeoMedia's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with NeoMedia's independent accountants, and reviewing the financial statements, audit practices, and internal controls of NeoMedia. During the year ended December 31, 1996, this Committee did not have any meetings, since NeoMedia's initial public offering was only completed on November 25, 1996.

     COMPENSATION COMMITTEE. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of NeoMedia to the Board of Directors and for administering NeoMedia's Incentive Plan for Management. Charles W. Fritz and Charles T. Jensen served as the only members of NeoMedia's Compensation Committee until February 20, 1997, when James J. Keil and Paul Reece were elected as additional members of NeoMedia's Compensation Committee. During the year ended December 31, 1996, this Committee did not have any meetings, since NeoMedia's initial public offering was only completed on November 25, 1996.

     STOCK OPTION COMMITTEE. The Stock Option Committee, which is comprised of non-employee directors, is responsible for administering NeoMedia's Stock Option Plan. Effective November 25, 1996, A. Hayes Barclay and James J. Keil became members of NeoMedia's Stock Option Committee. During the year ended December 31, 1996, this Committee did not have any meetings, since NeoMedia's initial public offering was only completed on November 25, 1996.

                           COMPENSATION OF DIRECTORS

     Directors who are also employees of NeoMedia do not receive any additional compensation for services rendered as a director. Directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board. Options to purchase 3,000 shares of NeoMedia's Common Stock are granted to non-employee directors on the date that such person first becomes a member of the Board of Directors. In addition, options to purchase up to an additional 1,000 shares of Common Stock are automatically granted to each non-employee director as of the date of each annual meeting at which such person is re-elected or continues to serve as a director.

                                  PROPOSAL TWO
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors have selected and approved Coopers & Lybrand L.L.P. as the principal independent auditors to audit the financial statements of NeoMedia for 1997, subject to ratification by the stockholders. It is expected that a representative of the firm of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     In 1995, NeoMedia voluntarily changed its independent accountants from McGladrey & Pullen, LLP to Coopers & Lybrand L.L.P. This change was approved by NeoMedia's Board of Directors. The financial statements for each of the years in the two year period ended December 31, 1995 were audited by Coopers & Lybrand L.L.P. McGladrey & Pullen, LLP ("McGladrey") had been retained to audit NeoMedia's balance sheet as of the year ended December 31, 1994. The report of McGladrey for the year ended December 31, 1994, which is not included herein, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or application of accounting principles. During the year ended December 31, 1994 and through the date of replacement, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF NEOMEDIA RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS NEOMEDIA'S INDEPENDENT AUDITORS.


                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation paid to (i) NeoMedia's Chief Executive Officer and (ii) each of NeoMedia's other executive officers who received aggregate cash compensation in excess of $100,000 for services rendered to NeoMedia (collectively, "the Named Executive Officers") during the years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION(1)       SECURITIES
                                              -------------------------     UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR       SALARY         BONUS(2)    WARRANTS/OPTIONS     COMPENSATION
---------------------------         ----      ---------      ----------   ----------------     ------------
Charles W. Fritz                    1996       $146,666      $ 36,667        260,000(3)           $5,486(4)
President and                       1995        110,000             -              -                   -
Chief Executive Officer             1994        145,000       230,000              -                   -

Charles T. Jensen                   1996         95,000        50,782         90,386(5)           $3,780(4)
Chief Financial Officer and         1995(6)      10,833             -              -                   -
Vice-President and Treasurer        1994(7)           -             -              -                   -

Robert T. Durst, Jr.                1996        104,994        22,967        153,657(5)           $4,704(4)
Vice-President of Technologies      1995(7)           -             -              -                   -
and Business Development            1994(7)           -             -              -                   -

----------------

(1) In accordance with the rules of the Securities and Exchange Commission ("Commission"), other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.

(2) The 1996 bonuses were paid in February, 1997, except $30,000 of the bonus to Mr. Jensen, which was paid in August, 1996. The 1994 bonus was paid in December, 1994.

(3) Represents a warrant, exercisable for a period of four years commencing November 25, 1997, to purchase up to 260,000 shares of common stock at an exercise price of $8.85.

(4) Includes life insurance premiums and the corresponding income tax effects of these transactions.

(5) Represents options granted under NeoMedia's Stock Option Plan.

(6) Amounts cover the period from date of employment by NeoMedia in November, 1995 until December 31, 1995.

(7) Was not employed by NeoMedia during this year.

                         INCENTIVE PLAN FOR MANAGEMENT

     Effective as of January 1, 1996, NeoMedia adopted an annual Incentive Plan for Management ("Incentive Plan"), which provides for annual cash bonuses to eligible employees based upon the attainment of certain corporate and individual performance goals during the year. The Incentive Plan is designed to provide additional incentive to NeoMedia's management to achieve these growth and profitability goals. Participation in the Incentive Plan is limited to those employees holding positions assigned to incentive eligible salary grades and whose participation is authorized by NeoMedia's Compensation Committee (which administers the Incentive Plan, including determination of employees eligible for participation or exclusion). The Board of Directors can amend, modify or terminate the Incentive Plan for the next plan year at any time prior to the commencement of such next plan year.

     To be eligible for consideration for inclusion in the Incentive Plan, an employee must be on NeoMedia's payroll for the last three months of the year involved. Death, total and permanent disability, or retirement are exceptions to such minimum employment, and awards in such cases are granted on a pro-rata basis. In addition, where employment is terminated due to job elimination, a pro-rata award may be considered. Employees who voluntarily terminate their employment, or who are terminated by NeoMedia for unacceptable performance, prior to the end of the year are not eligible to participate in the Incentive Plan. All awards are subject to any governmental regulations in effect at the time of payment.

     Performance goals are determined for both NeoMedia's and the employee's performance during the year, and if performance goals are attained, eligible employees are entitled to an award based upon a specified percentage of their base salary.

     The following presents certain information on stock options and warrants for the Named Executive Officers of NeoMedia for the year ended December 31, 1996:

                         OPTION/WARRANT GRANTS IN 1996

                                                                      (INDIVIDUAL GRANTS)
                                ----------------------------------------------------------------------------------------------
                                NUMBER OF SECURITIES      PERCENTAGE OF TOTAL OPTIONS/
                                UNDERLYING OPTIONS/           WARRANTS GRANTED TO
NAME                              WARRANTS GRANTED             EMPLOYEES IN 1996           EXERCISE PRICE      EXPIRATION DATE
----                            -----------------------   ------------------------------   --------------      ---------------
Charles W. Fritz    .........         260,000(1)                     100.0%(1)                 $8.85               11/25/01
Charles T. Jensen   .........          90,386(2)                       6.4%                     $.84               02/01/06
Robert T. Durst, Jr.   ......         153,657(2)                      10.8%                     $.84               04/01/06

----------------

(1) Represents a warrant ("Principal Stockholder's Warrant"), exercisable for four years commencing November 25, 1997, granted in consideration of loans made to NeoMedia. Since this was the only warrant granted, it represents 100% of all warrants of this kind granted. When combined with all options granted under NeoMedia's 1996 Stock Option Plan, the Principal Stockholder's Warrant represents 14.3% of all options and warrants granted by NeoMedia in 1996.

(2) Represents options granted under NeoMedia's 1996 Stock Option Plan. This plan provides for the granting of nonqualified stock options and "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and provides for the issuance of a maximum of 1,500,000 shares of common stock. No stock options can be granted after January 31, 1999, and the maximum term of an option is ten years from the date of its grant. The exercise price of each option must be not less than 100% of the fair market value of NeoMedia's common stock on the date the option is granted. Options granted under the plan cannot be exercised until one year from the date of grant. As of April 30, 1997, options to purchase an aggregate of 1,398,603 shares of common stock have been granted.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth options exercised by NeoMedia's Named Executive Officers during fiscal 1996, and the number and value of all unexercised options at fiscal year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of NeoMedia's stock on December 31, 1996.

                                                                   NUMBER OF                 VALUE OF UNEXERCISED
                                                             UNEXERCISED SECURITIES          IN-THE-MONEY OPTIONS
                                                             UNDERLYING OPTIONS AT           AT DECEMBER 31, 1996
                                  SHARES                       DECEMBER 31, 1996          (BASED ON $4.785 PER SHARE)
                                 ACQUIRED      VALUE    ------------------------------- -----------------------------
NAME                           ON EXERCISE    REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                           -----------    --------  -------------- ---------------- -------------- --------------
Charles W. Fritz    .........       -             -            0           260,000            $0         $      0
Charles T. Jensen   .........       -             -            0            90,386            $0         $432,497
Robert T. Durst, Jr.   ......       -             -            0           153,657            $0         $735,249

     For the year ended December 31, 1996, there have not been any long term incentive plan awards made to a Named Executive Officer.

                             EMPLOYMENT AGREEMENTS

     NeoMedia has entered into five year employment agreements ending April 30, 2001, with each of Charles W. Fritz, its President and Chief Executive Officer, and Charles T. Jensen, its Vice President, Chief Financial Officer and Treasurer, and with Robert T. Durst, Jr., its Vice-President of Technologies and Business Development and Chief Technical Officer, ending March 31, 2001. The employment agreements for Messrs. Fritz, Durst and Jensen provide for an annual salary of $170,000, $140,000 and $110,000, respectively, subject to annual review by the Board of Directors which may increase but not decrease such salary, and participation in all benefits and plans available to executive employees of NeoMedia. Effective May 1, 1997, the annual base salaries for Messrs. Fritz and Jensen were increased to $187,000 and $121,000, respectively, and the annual base salary for Mr. Durst was increased to $154,000, effective April 1, 1997. Each employment agreement terminates upon the employee's death or retirement, and may be terminated by NeoMedia upon the employee's total disability, as defined in the agreement, or for cause which is defined, among other things, as the willful failure to perform duties, embezzlement, or conviction of a felony. In addition, Messrs. Fritz, Durst and Jensen participate in a special insurance disability plan and receive life insurance benefits not generally offered to other employees and are also entitled to certain severance benefits. These severance benefits vary depending upon the reason for termination and whether there has been a change in control of NeoMedia. If termination occurs by NeoMedia (except for cause or total disability) or by the employee for good reason, as defined in the employment agreement, the agreement provides that NeoMedia will pay to the terminated employee (i) his salary through the date of termination, (ii) any deferred and unpaid amounts due under NeoMedia's Incentive Plan for Management, (iii) any accrued deferred compensation, (iv) an amount equal to two times the sum of his annual base salary plus his highest incentive compensation for the last two years, (v) unpaid incentive compensation including a pro-rata amount of contingent incentive compensation for uncompleted periods, (vi) in lieu of any stock options granted whether under NeoMedia's Stock Option Plan or otherwise (which are canceled upon the following payment), a cash amount equal to the aggregate spread between the exercise prices of all options held at such time by such terminated employee and the higher of the highest bid price of the common stock during the twelve months immediately preceding the date of termination, or the highest price per share of common stock actually paid in connection with any change in control (as defined in the employment agreement) of NeoMedia, provided that such payments do not violate the provisions of any option or the Stock Option Plan or other plan then in effect, (vii) an amount equal to any taxes payable on these payments, (viii) all relocation expenses if the terminated employee moves his principal residence more than 50 miles within one year from the date of termination, and (ix) all legal fees and expenses incurred as a result of the termination. In addition, unless termination is for cause, NeoMedia must continue to fund through the terminated employee's normal retirement age any key man insurance that is in effect on the date of termination, maintain in effect for the benefit of the terminated employee all employee benefit plans, programs, or arrangements in effect immediately prior to the date of termination. If the terminated employee's continued participation under such plan and programs is not allowable, NeoMedia is obligated to provide him with similar benefits. Each employment agreement provides that services may be performed for companies, other entities, and individuals (whether or not affiliated with NeoMedia) provided that the performance of such service does not prevent the employee from attending to the affairs of NeoMedia, and such companies are not in competition with NeoMedia. The employment agreements of Messrs. Fritz and Durst contain provisions prohibiting their competing with NeoMedia both during and, depending upon the reason for such termination, for one year following the termination of their employment.

                           RELATED PARTY TRANSACTIONS

     In 1994, NeoMedia paid to William E. Fritz the aggregate amount of $390,000 for a series of loans, in the aggregate amount of $803,000, made by him to NeoMedia in 1993 and 1994. The net result of such transactions was that as of December 31, 1994, NeoMedia was indebted to Mr. Fritz in the aggregate amount of $413,000, which was represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent payable on the last day of each calendar month. As described below, in the series of transactions occurring in December, 1995, and January, 1996, this loan was repaid in full, with $230,000 and $183,000 of this loan being repaid in December, 1995 and January, 1996, respectively.

     At various times, Dev-Mark, Inc. ("Dev-Mark"), an Illinois corporation solely owned by William E. Fritz, and Gen-Tech, Inc. ("Gen-Tech"), an Illinois corporation owned by William E. Fritz (or a limited partnership of which Mr. Fritz is a general partner) and three minority stockholders, each of which is a separate trust, with William E. Fritz, as trustee, and one of his three children (including Charles W. Fritz) as the primary beneficiary of one of the trusts, loaned money to NeoMedia and Dev-Tech Migrations, Inc., an Illinois corporation and an affiliate of NeoMedia's predecessor ("DTM"). Until March 13, 1996, Dev-Mark and Gen-Tech were shareholders of NeoMedia, at which time the respective stock ownership in NeoMedia of such corporations was distributed to their respective stockholders.

     In 1994, Dev-Mark, in several transactions, loaned to NeoMedia the aggregate principal amount of $255,000, $180,000 of which was repaid within approximately one week. The remaining $75,000 was represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent payable on the last day of each calendar month. As set forth below, in the series of transactions occurring in December, 1995, and January, 1996, this loan was paid in full in January, 1996.

     In November, 1994, NeoMedia borrowed from Charles W. Fritz the principal sum of $45,000, which was repaid in less than one week.

     In 1994, Charles W. Fritz loaned DTM the principal sum of $10,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent payable on the last day of each calendar month. This loan was paid in full in February, 1997.

     In December, 1994, William E. Fritz loaned DTM the principal sum of $90,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent, payable on the last day of each calendar month. As described below, in the series of transactions occurring in December, 1995, and January, 1996, $70,000 and $20,000 of this loan were repaid in December, 1995, and January, 1996, respectively.

     In August, 1995, Gen-Tech loaned DTM the principal sum of $150,000, represented by a promissory note, payable within thirty days of demand, bearing interest at nine percent payable on the last day of each calendar month. As described below in the series of transactions occurring in December, 1995, and January, 1996, this loan was paid in full in December, 1995.

     In December, 1994 and throughout 1995, NeoMedia loaned to DTM the aggregate principal amount of approximately $600,000, represented by a $500,000 promissory note, payable within five days of demand, bearing interest at the prime rate of interest announced from time to time by NBD Bank, plus one percent, payable on the last day of each calendar month. This loan was paid in full in the series of transactions described below occurring in December, 1995, and January, 1996, with $230,000 being repaid in December, 1995, and $370,000 being repaid in January, 1996.

DECEMBER, 1995 AND JANUARY, 1996 TRANSACTIONS

     In December, 1995 and January, 1996, in a series of transactions between affiliates, funds were loaned and borrowed between Charles W. Fritz, William E. Fritz, Gen-Tech, Dev-Mark, DTM and NeoMedia.

     In the transactions occurring in December, 1995: (1) Charles W. Fritz loaned $450,000 to DTM, which used such funds to pay existing indebtedness of $230,000, $150,000 and $70,000 to NeoMedia, Gen-Tech and William E. Fritz, respectively, and (2) NeoMedia paid $230,000 to William E. Fritz in partial payment of existing indebtedness.

     In the transactions occurring in January, 1996: (1) Charles W. Fritz loaned $750,000 to DTM, which used such funds to pay existing indebtedness of $20,000 and $370,000 to William E. Fritz and NeoMedia, respectively, (2) DTM loaned $360,000 to NeoMedia, (3) NeoMedia paid $183,000 and $75,000 to William E. Fritz and Dev-Mark, respectively, for existing indebtedness, and (4) NeoMedia loaned William E. Fritz $472,000.

     The result of such transactions occurring in December, 1995, and January, 1996, with respect to NeoMedia was that (1) NeoMedia and DTM paid in their entirety any indebtedness owed by them to William E. Fritz, (2) NeoMedia loaned to William E. Fritz the principal sum of $472,000, represented by a note payable within 30 days of demand, bearing interest at eight percent per annum, (3) NeoMedia paid in its entirety any indebtedness owed by it to Dev-Mark, (4) Charles W. Fritz loaned to DTM the aggregate principal sum of $1,200,000, represented by notes payable within thirty days of demand, bearing interest at eight percent per annum, (5) DTM paid to William E. Fritz, NeoMedia and Gen-Tech, in their entirety, any indebtedness existing prior to or incurred as a result of such transactions, (6) DTM loaned to NeoMedia the principal sum of $360,000, which is represented by a note payable within 30 days of demand, bearing interest at eight percent per annum. The $472,000 loan receivable from William E. Fritz was repaid in full in February, 1997.

     Following these series of transactions occurring in December, 1995 and January, 1996, DTM was indebted to Charles W. Fritz in the aggregate principal amount of $1,210,000, which was comprised of the $1,200,000 resulting from these transactions and a $10,000 loan in 1994 described above. This $1,210,000 principal amount remained unpaid until October, 1996, at which time Mr. Fritz contributed $738,000 of such indebtedness to additional paid-in capital of NeoMedia, thus reducing such aggregate principal indebtedness to him from DTM to $472,000. This loan was repaid in full in February, 1997.

     In March, 1996, Dev-Mark loaned to NeoMedia the principal sum of $135,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. This loan was repaid in full in December, 1996.

     In March, 1996, Charles W. Fritz loaned NeoMedia the principal sum of $35,958.19, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. $6,000 of the principal amount of this loan was repaid in several days from the date of the loan. The remaining principal amount of $29,958.19 was paid in August, 1996.

     In June, 1996, Charles W. Fritz loaned NeoMedia the principal sum of $200,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. This loan was repaid in full in December, 1996.

     In June, 1996, in consideration of loans made by Charles W. Fritz to it, NeoMedia granted to him a warrant (the "Principal Stockholder's Warrant") to purchase up to 260,000 shares of Common Stock at an exercise price of $8.85. This warrant is exercisable for a period of four years commencing on November 25, 1997 and contains anti-dilution provisions.

     In connection with the extension of credit facilities by NBD Bank to NeoMedia in 1994, and in connection with the renewal of such credit facility (1) Gen-Tech (with respect to the first renewal in 1995 of the facility) and Dev-Mark (with respect to the initial facility) guaranteed NeoMedia's obligations to the Bank; (2) William E. Fritz pledged to the lender, as collateral for the loan, all shares of Gen-Tech stock owned by him until the second renewal in August, 1996, when such stock was released; (3) NeoMedia assigned to the Bank all of its rights in the demand promissory note for $500,000 from DTM to NeoMedia, and the security agreement between NeoMedia and DTM until the second renewal in August, 1996, when NeoMedia and DTM became co-borrowers; and (4) William E. Fritz (and Dev-Mark and Gen-Tech with respect to the first renewal of the facility) subordinated rights to the Bank. In February, 1997, William E. Fritz, Dev-Mark and Gen-Tech were released from the guarantees on the NBD credit facility, including the letter of credit.

     During the years ended December 31, 1996, and 1995, NeoMedia performed administrative services for Gen-Tech in the amount of $6,838 and $3,500, respectively, and for Dev-Mark in the amount of $11,363 and $27,364, respectively.

     During the years ended December 31, 1996 and 1995, NeoMedia performed administrative services for Storage 2000, Inc., an affiliated company, in the amount of $9,048 and $8,400, respectively, and for The Loop Group, Inc., an affiliated company, in the amount of $-0- and $3,000, respectively. In addition, for the years ended December 31, 1996 and 1995, NeoMedia has received rental payments from Storage 2000, Inc. in the amount of $10,992 and $2,748, respectively.

     From July 15, 1995 to February 15, 1996, Charles W. Fritz and his wife, pursuant to a verbal lease, leased space owned by them at 6054 Timberwood Circle, #240, Ft. Myers, Florida 33908, to NeoMedia for use as an office at a monthly rental of $350. During this period, the condominium was also used by several employees as their personal living quarters, who paid Mr. Fritz monthly rental of $500. Since February 15, 1996, the space has been leased exclusively to NeoMedia at a monthly rental of $950.

     Charles W. Fritz, Gen-Tech and Dev-Mark have each guaranteed NeoMedia's obligations to IBM Credit Corp. ("ICC") under credit and financing accommodations granted by ICC to NeoMedia. In addition, each guarantor subordinated to ICC any liabilities and obligations owed to them by NeoMedia. If any guarantor breaches the guaranty, ICC has the right, among other things, to require immediate payment of all indebtedness of NeoMedia. In February, 1997, Gen-Tech and Dev-Mark were released from the guarantees to ICC.

     In November, 1996, NeoMedia entered into a lease with William E. Fritz whereby Mr. Fritz leased to NeoMedia an exhibition booth which cost $85,435. The lease is for 36 months with monthly payments of $2,858.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires NeoMedia's officers and directors, and persons who own more than ten percent of a registered class of NeoMedia's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ SmallCap Market. Officers, directors and greater than ten-percent shareholders are required by the Securities and Exchange Commission regulation to furnish NeoMedia with copies of all Section 16(a) forms they file.

     With respect to compliance under Section 16(a) of the Securities Exchange Act of 1934, James J. Keil, a director of NeoMedia, filed a Form 4, Statement of Changes in Beneficial Ownership, in March of 1997 for purchases of NeoMedia's common stock made in December, 1996 and February, 1997.

                             STOCKHOLDER PROPOSALS
                  FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal of a stockholder intended to be presented at NeoMedia's 1998 annual meeting of stockholders must be received by the secretary of NeoMedia, for inclusion in NeoMedia's proxy statement and proxy relating to the 1998 annual meeting, on or before January 5, 1998.

                         OTHER MATTERS TO BE ACTED UPON
                     AT THE ANNUAL MEETING OF STOCKHOLDERS

     The management of NeoMedia knows of no other matters to be presented at the Annual Meeting. Should any matter requiring a vote of the stockholders other than those listed in this Proxy Statement arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ WILLIAM E. FRITZ
                                        -----------------------------
                                        William E. Fritz
                                        SECRETARY

June 13, 1997
Fort Myers, Florida

                          NEOMEDIA TECHNOLOGIES, INC.


     The undersigned hereby appoints CHARLES W. FRITZ AND CHARLES T. JENSEN and WILLIAM E. FRITZ, or any of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the 1997 Annual Meeting of shareholders and to vote all shares of common stock of NeoMedia Technologies, Inc. which the undersigned is entitled to vote and would possess if personally present at said meeting to be held at The Radisson Hotel, Lisle-Naperville, 3000 Warrenville Road, Lisle, Illinois 60532 on Thursday, July 17, 1997 at 9:30 a.m., and at all postponements or adjournments thereof upon the following matters:

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 LISTED ON THE REVERSE SIDE. PROXIES ARE GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                                ADMISSION TICKET

                               ANNUAL MEETING OF
                          NEOMEDIA TECHNOLOGIES, INC.

                             THURSDAY, JULY 17, 1997

                                   9:30 A.M.




                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


A [X] Please mark your
      votes as in this
      example.

           The Board of Directors recommends a vote FOR the nominees and FOR the approval of the independent auditors.

                   FOR        WITHHOLD
1. Election of     [  ]         [  ]            Nominees:  A. Hayes Barclay
   Directors                                               Robert T. Durst, Jr.
                                                           Charles W. Fritz
FOR, except vote withheld from the following               William E. Fritz
nominees:                                                  James E. Hosch
                                                           Charles T. Jensen
____________________________________________               James J. Keil
                                                           Paul Reece


                                                 FOR     AGAINST    ABSTAIN
2. Approval of Coopers & Lybrand L.L.P.          [ ]       [ ]        [ ]
   as independent auditors for fiscal 1997


                                                  Change of Address  [ ]

                                I plan to attend [ ]      I do not   [ ]
                                     the meeting           plan to
                                                            attend
                                                       the meeting


SIGNATURE(S)____________________________________________________DATE ___________

(NOTE: Please sign exactly as your name appears hereon, Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such.)